UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2011

Commission file number 001-32511

IHS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13‑3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East
Englewood, CO 80112
(Address of principal executive offices)
(303) 790‑0600
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 5, 2011, Michael Sullivan provided notice of his intent to resign as the Executive Vice President and Chief Financial Officer of IHS Inc. (“IHS” or the "Company"). The effective date of his resignation as Chief Financial Officer was August 10, 2011. Mr. Sullivan will continue as an employee through November 30, 2011.

(c) The IHS board of directors has elected Richard Walker, age 47, as Executive Vice President and Chief Financial Officer, effective August 10, 2011. Prior to Mr. Walker's election to this role, he had served as our Senior Vice President and Chief Strategy Officer since March 2011 and as our Senior Vice President for Strategy, Marketing, Corporate Development, and Alliances since joining IHS in December 2006.

IHS issued a media release on August 11, 2011, to announce Mr. Sullivan's resignation and Mr. Walker's election. A copy of that release is attached as an Exhibit to this Form 8-K.
(e) Effective August 10, 2011, IHS and Mr. Sullivan entered into an agreement to define the terms of Mr. Sullivan's resignation. Terms of the agreement include Mr. Sullivan's continued service through November 30, 2011, payment of Mr. Sullivan's cash bonus for fiscal year 2011 at “target” personal performance levels, accelerated vesting of 40,000 shares under pre-existing time- and performance-based equity awards to be delivered ten days after execution of the agreement, and forfeiture of 36,000 unvested shares under Mr. Sullivan's other pre-existing performance-based equity awards. In addition, Mr. Sullivan has entered into an agreement to release the Company from all claims with other customary terms and conditions. This description of the terms of Mr. Sullivan's agreement with the Company and the release is fully qualified by reference to each agreement, copies of which will be filed as exhibits to the Company's next Quarterly Report on Form 10-Q.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Media Release dated August 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: August 11, 2011	By:	/s/ Stephen Green
Stephen Green
General Counsel and Secretary